Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports First Quarter 2015 Financial Results and

Updates 2015 Outlook

•	Revenue of $29.9 million – up 20.3% as reported, 24% constant currency

•	U.S. sales of $22.9 million – up 26.3%

•	International sales of $7.0 million – up 3.9% as reported, 17.6% constant currency

WEST CHESTER, Ohio – April 29, 2015 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in technologies for the surgical treatment of atrial fibrillation and left atrial appendage management, today announced first quarter 2015 financial results.

“We had a strong start to the year and remain well positioned to help treat patients suffering from atrial fibrillation through our continued investment in education, training and growth initiatives,” said Mike Carrel, President and Chief Executive Officer of AtriCure.

“We are particularly excited about partnering with the American Association for Thoracic Surgery (AATS) Graham Foundation to initiate the inaugural Dr. James Cox Fellowship in Atrial Fibrillation Surgery. Educational efforts such as this will increase awareness and the ability of physicians to treat atrial fibrillation and manage the left atrial appendage. We continue to work toward penetrating the multi-billion dollar market opportunity ahead of us, which is increasingly being validated by leading physicians,” continued Mr. Carrel.

First Quarter 2015 Financial Results

Revenue for the first quarter of 2015 was $29.9 million, an increase of $5.0 million or 20.3% (24.0% on a constant currency basis), compared to first quarter 2014 revenue. Domestic revenue increased 26.3% to $22.9 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip products. International revenue was $7.0 million, an increase of $0.3 million or 3.9% (17.6% on a constant currency basis) compared to $6.7 million for the first quarter of 2014. International revenue growth was driven primarily by increases in product sales in Europe.

Gross profit for the first quarter of 2015 was $21.7 million compared to $17.7 million for the first quarter of 2014. Gross margin for the first quarter of 2015 and 2014 was 72.7% and 71.1%, respectively. The increase in gross margin was primarily due to the heavier U.S. sales mix, favorable product costs and the elimination of certain acquisition transition costs included in the three months ended March 31, 2014.

Operating expenses for the first quarter of 2015 increased 5.1%, or $1.3 million, compared to the first quarter of 2014. The increase in operating expenses was driven primarily by an increase in selling, clinical, product development, and training expenses partially offset by certain acquisition transition costs included in the three months ended March 31, 2014.

Loss from operations for the first quarter of 2015 was $5.1 million, compared to $7.9 million for the first quarter of 2014. Adjusted EBITDA, a non-GAAP measure, was a loss of $2.1 million for the first quarter of 2015, compared to a $4.7 million loss for the first quarter of 2014. Net loss per share was $0.19 for the first quarter of 2015 and $0.31 for the first quarter of 2014.

2015 Guidance

Management projects that 2015 revenue will be in the range of $123.5 million to $125.5 million, which represents an increase of 15% to 17% over 2014 (17% to 19% on a constant currency basis). This compares to previous expectations of 2015 revenue in the range of $122.5 million to $124.5 million.

Management continues to project Adjusted EBITDA, a non-GAAP measure, to be a loss in the range of $7 million to $9 million for 2015 in order to continue making strategic investments to drive the long-term growth plan.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, April 29, 2015 to discuss its first quarter 2015 financial results. A live webcast of the conference call will be available online on the Investors page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (866) 515-2911 for domestic callers and (617) 399-5125 for international callers at least 15 minutes prior to the call start time using participant passcode 15114945.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through May 6, 2015. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The participant passcode is 62321731.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Domestic Revenue:
Open-heart ablation	$12,354	$10,377
Minimally invasive ablation	4,347	3,448
AtriClip	5,503	3,620

Total ablation and AtriClip	22,204	17,445
Valve tools	719	698

Total domestic	22,923	18,143

International Revenue:
Open-heart ablation	4,216	3,971
Minimally invasive ablation	1,968	2,003
AtriClip	671	443

Total ablation and AtriClip	6,855	6,417
Valve tools	108	287

Total international	6,963	6,704

Total revenue	29,886	24,847
Cost of revenue	8,151	7,190

Gross profit	21,735	17,657

Operating expenses:
Research and development expenses	5,609	4,001
Selling, general and administrative expenses	21,270	21,581

Total operating expenses	26,879	25,582

Loss from operations	(5,144)	(7,925)

Other (expense) income, net	(116)	243

Loss before income tax expense	(5,260)	(7,682)

Income tax expense	6	27

Net loss	$(5,266)	$(7,709)

Basic and diluted net loss per share	$(0.19)	$(0.31)

Weighted average shares used in computing net loss per share:
Basic and diluted	27,069	24,766

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets

Current assets:
Cash, cash equivalents and short-term investments	$55,733	$59,649
Accounts receivable, net	19,786	17,558
Inventories	15,106	14,257
Other current assets	2,790	2,044

Total current assets	93,415	93,508

Property and equipment, net	13,874	11,552
Long-term investments	2,025	8,894
Goodwill and intangible assets, net	43,961	44,264
Other noncurrent assets	131	186

Total assets	$153,406	$158,404

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$18,633	$21,662
Other current liabilities and current maturities of capital leases	5,996	3,981

Total current liabilities	24,629	25,643

Capital leases	79	74
Other noncurrent liabilities	139	149

Total liabilities	24,847	25,866

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	273,019	271,282
Accumulated other comprehensive loss	(798)	(348)
Accumulated deficit	(143,690)	(138,424)

Total stockholders’ equity	128,559	132,538

Total liabilities and stockholders’ equity	$153,406	$158,404

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(5,266)	$(7,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,724	2,142
Depreciation and amortization of intangible assets	1,311	1,085
Amortization of deferred financing costs	16	59
Loss on disposal of property and equipment	57	14
Realized loss from foreign exchange on intercompany transactions	251	—
Amortization/accretion on investments	184	83
Change in allowance for doubtful accounts	100	(17)
Other	—	95
Changes in operating assets and liabilities
Accounts receivable	(2,685)	(1,045)
Inventories	(1,104)	(862)
Other current assets	(779)	312
Accounts payable and accrued liabilities	(2,807)	(8,500)
Other non-current assets and liabilities	28	(55)

Net cash used in operating activities	(8,970)	(14,398)

Cash flows from investing activities:
Purchases of available-for-sale securities	(6,086)	—
Sales and maturities of available-for-sale securities	11,899	8,434
Purchases of property and equipment	(1,434)	(1,020)
Increases in property under build-to-suit obligation	(1,822)	—

Net cash provided by investing activities	2,557	7,414

Cash flows from financing activities:
Net proceeds from sale of stock	—	65,872
Payments on debt and capital leases	(14)	(6,343)
Increases in build-to-suit obligation	1,822	—
Payment of debt fees and premium on retirement of debt	—	(100)
Proceeds from stock option exercises	516	1,395
Shares repurchased for payment of taxes on stock awards	(503)	(88)

Net cash provided by financing activities	1,821	60,736

Effect of exchange rate changes on cash and cash equivalents	(233)	(5)

Net (decrease) increase in cash and cash equivalents	(4,825)	53,747

Cash and cash equivalents - beginning of period	28,384	14,892

Cash and cash equivalents - end of period	$23,559	$68,639

Supplemental cash flow information:
Cash paid for interest	$2	$102
Cash paid for income taxes	—	146
Noncash investing and financing activities:
Accrued purchases of property and equipment	751	124
Assets acquired through capital lease	36	—

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2015	2014

Net loss, as reported	$(5,266)	$(7,709)
Income tax expense	6	27
Other expense (income), net (a)	116	(243)
Depreciation and amortization expense	1,311	1,085
Share-based compensation expense	1,724	2,142

Non-GAAP adjusted loss (adjusted EBITDA)	$(2,109)	$(4,698)

	Three Months Ended March 31,
	2015	2014
(a) Other includes:

Net interest income (expense)	$25	$(223)
Grant income	35	363
(Loss) gain due to exchange rate fluctuation	(163)	5
Non-employee stock option (expense) income	(13)	98

Other (expense) income, net	$(116)	$243

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